PEOPLES BANCORP INC. - P.O. BOX 738 - MARIETTA, OHIO - 45750
                                                          www.peoplesbancorp.com


                                  NEWS RELEASE


FOR IMMEDIATE RELEASE                   Contact: Mark F. Bradley
---------------------                            Chief Operating Officer
May 14, 2004                                     (740) 373-3155


                          PEOPLES BANCORP INC. DECLARES
                             SECOND QUARTER DIVIDEND
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         MARIETTA, Ohio - The Board of Directors of Peoples Bancorp Inc.
(NASDAQ: PEBO) yesterday declared a cash dividend of $0.18 per share payable July 1, 2004, to shareholders of record at June 15, 2004.
         The second quarter dividend of $0.18 per share represents a payout of approximately $1.9 million based on 10.6 million shares outstanding at May 13, 2004, and reflects an 18% increase over the $0.152 per share dividend paid in the second quarter of 2003. The annualized 2004 dividend of $0.72 equates to a yield of 3.0% based on Peoples Bancorp's closing stock price of $24.07 on May 13, 2004.
         Peoples Bancorp Inc., a diversified financial products and services company with $1.7 billion in assets, makes available a complete line of banking, investment, insurance, and trust solutions through Peoples Bank's 49 sales offices and 33 ATMs in Ohio, West Virginia, and Kentucky. Peoples' common shares are traded on the NASDAQ national market under the symbol "PEBO." Peoples Bancorp is a member of the Russell 3000 index of US publicly traded companies. Learn more about Peoples at www.peoplesbancorp.com.

                                 END OF RELEASE